EXHIBIT 10.30

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective May 1, 2004, by and between Ross Stores, Inc. (the “Company”) and Irene Jamieson (the “Executive”).  The Executive and the Company previously entered into an Employment Agreement (the “Agreement”) effective April 1, 2000, and renewed such Agreement by way of a First Amendment in April 2002 (both the original Agreement and the First Amendment are attached hereto), and it is now the intention of the Executive and the Company to further amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Second Amendment.

I.	The Executive and the Company hereby amend the Agreement by adding the following Paragraph 1(c):

1(c). Executive’s Employment Through Contract Term. Executive agrees to remain employed with the Company through the existing contract term, March 31, 2006. In exchange for such promise, Executive shall be entitled to the following provided she remains employed with the Company through March 31, 2006:

If Executive or Company terminates the employment relationship after March 31, 2006, Executive will be considered an active employee through March 31, 2007 and shall receive full pay (at her March 31, 2006 level) and benefits through March 31, 2007, with previously awarded restricted stock to release as scheduled through March 31, 2007.  In such case, Executive shall be relieved of her day-to-day duties but shall remain available for consultation through March 31, 2007. Executive will be available on a consulting basis for up to two (2) days per week from April 1, 2006 through March 31, 2007.  If Executive remains employed with Company through March 31, 2006, Company will also provide Executive with medical and dental benefits through March 31, 2011.  Executive will also be entitled to receive her regular bonuses through March 31, 2006, per the current contract terms.  In addition, if she remains employed through March 31, 2006, the she will be eligible for a full fiscal year 2006 bonus, paid in March 2007.  However, absent written renewal of the existing Agreement, Executive will not be eligible for further equity grants or salary increases after March 31, 2006, will not accrue vacation after March 31, 2006, and will no longer be employed pursuant to any formal written or oral employment agreement after March 31, 2006.  In addition, the Employment Restriction provisions of Paragraph 9 of the contract shall remain effective until three (3) years after Executive ceases to be considered an active employee (i.e., 3 years after March 31, 2007).

Except for these amendments as set forth above, the Agreement, First Amendment, and all of its terms remain in force and in effect.

ROSS STORES, INC.	EXECUTIVE

/s/ MICHAEL BALMUTH	/s/ IRENE JAMIESON

Michael Balmuth	Irene Jamieson

6/3/04	6/3/04

Date	Date